Exhibit 99.1

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Fourth Quarter Fiscal 2022 Results
•Q4'22 net revenue of $1.31 billion increased 10% as reported, or 15% in constant currency, compared to Q4'21. Organic, constant-currency net revenue grew 10%, compared to Q4'21.
•Fiscal 2022 net revenue of $4.83 billion increased 21% as reported, or 23% in constant currency, compared to fiscal 2021. Organic, constant-currency net revenue grew 20% compared to FY'21.
•Q4'22 net earnings of $188 million and fiscal 2022 net earnings of $519 million.
•Q4'22 Adjusted EBITDA(1) of $384 million increased 10% as reported, or 16% in constant currency, compared to Q4'21.
•Fiscal 2022 Adjusted EBITDA(1) of $1.29 billion increased 26% as reported, or 28% in constant currency, compared to FY'21.
•FY'23 financial guidance includes net revenue of $4,975 million to $5,225 million and Adjusted EBITDA of $1,310 million to $1,390 million
•Karen Flynn, Catalent's retired SVP & Chief Commercial Officer, to join the Board of Directors.

Somerset, N.J. - August 29, 2022 -- Catalent, Inc. (NYSE: CTLT), the global leader in enabling pharma, biotech, and consumer health partners to optimize development, launch, and supply of better patient treatments across multiple modalities, today announced financial results for the fourth quarter of fiscal 2022, which ended June 30, 2022.
“Our past fiscal year saw record performance and growth for Catalent, due in part to a series of significant investments in production capacity at drug manufacturing facilities in both North America and Europe over the last several years to help us meet needs across high-growth areas of customer demand,” commented Alessandro Maselli, President and Chief Executive Officer of Catalent, Inc. “As always, I recognize that our successful achievement would not be possible without the hard work and dedication of the talented employees across our global organization.”
Fourth Quarter 2022 Consolidated Results
Net revenue of $1.31 billion increased 10% as reported, or 15% in constant currency, from the $1.19 billion reported for the fourth quarter a year ago. Overall organic net revenue growth (i.e., excluding the effect of acquisitions, divestitures, and currency translation) was 10% over the same periods.
Net earnings attributable to common shareholders were $188 million, or $1.04 per basic and diluted share, compared to net earnings attributable to common shareholders of $167 million, or $0.98 per basic share, $0.97 per diluted share, in the fourth quarter a year ago.

EBITDA from operations(1) was $343 million, an increase of $17 million from $326 million in the fourth quarter a year ago. Fourth quarter fiscal 2022 Adjusted EBITDA(1) was $384 million, or 29% of net revenue, compared to $348 million, or 29% of net revenue, in the fourth quarter a year ago. This represents an increase of 10% as reported and an increase of 16% on a constant-currency basis, compared to the fiscal 2021 fourth quarter.
Adjusted Net Income(1) was $215 million, or $1.19 per diluted share, compared to Adjusted Net Income of $209 million, or $1.16 per diluted share, in the fourth quarter a year ago.
Fourth Quarter 2022 Segment Review
Effective July 1, 2022, in connection with the appointment of Mr. Maselli as the Company's President and Chief Executive Officer, the Company changed its operating structure and reorganized its executive leadership team. This new organizational structure includes a shift from four operating and reporting segments to two segments ((i) Biologics, and (ii) Pharma and Consumer Health), each of which represented approximately half of the Company's net revenue in fiscal 2022. The Company's revised operating and reporting segments are comprised of the following:
•Biologics - The Biologics segment provides the same services as the segment we reported in fiscal 2022, with some organizational adjustments and the addition of existing analytical development and testing services for large molecules that was previously offered by the Oral and Specialty Delivery segment. The Biologics segment now provides development and manufacturing for biologic proteins; cell, gene, and other nucleic acid therapies; plasmid DNA; iPSCs, and vaccines. It also provides formulation, development, and manufacturing for parenteral dose forms, including vials, prefilled syringes, and cartridges; and, as noted above, analytical development and testing services for large molecules.

•Pharma and Consumer Health - The Pharma and Consumer Health segment encompasses the offerings of three prior segments - Softgel and Oral Technologies, Oral and Specialty Delivery and Clinical Supply Services - and comprises the Company’s market-leading capabilities for complex oral solids, softgel formulations, Zydis® fast-dissolve technologies, and gummy, soft chew, and lozenge dosage forms; formulation, development, and manufacturing platforms for oral, nasal, inhaled, and topical dose forms; and clinical trial development and supply services.

Results below reflect the Company's prior reporting structure through June 30, 2022.

(Dollars in millions)	Three Months Ended June 30,		Constant Currency
	2022	2021	Change %
Biologics
Net revenue	$667	$603	14%
Segment EBITDA	219	186	22%
Segment EBITDA margin	32.8%	30.9%
Softgel and Oral Technologies
Net revenue	350	301	22%
Segment EBITDA	98	94	9%
Segment EBITDA margin	28.0%	31.3%
Oral and Specialty Delivery
Net revenue	194	186	11%
Segment EBITDA	74	63	27%
Segment EBITDA margin	37.9%	34.4%
Clinical Supply Services
Net revenue	104	105	4%
Segment EBITDA	27	31	(2)%
Segment EBITDA margin	26.3%	29.0%
Inter-segment revenue elimination	(2)	(7)	48%
Unallocated costs	(75)	(48)	62%
Combined totals
Net revenue	$1,313	$1,188	15%
EBITDA from operations	$343	$326	11%
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.

Fiscal Year 2022 Segment Review

(Dollars in millions)	Fiscal Year Ended June 30,		FX Impact	Constant Currency Increase (Decrease)
	2022	2021		Change $	Change %
Biologics
Net revenue	$2,549	$1,928	$(35)	$656	34%
Segment EBITDA	798	608	(14)	204	34%
Segment EBITDA margin	31.3%	31.5%
Softgel and Oral Technologies
Net revenue	1,246	1,012	(32)	266	26%
Segment EBITDA (2)	292	237	(8)	63	27%
Segment EBITDA margin (2)	23.4%	23.4%
Oral and Specialty Delivery
Net revenue	650	686	(12)	(24)	(3)%
Segment EBITDA	192	160	(6)	38	24%
Segment EBITDA margin	29.5%	23.3%
Clinical Supply Services
Net revenue	400	391	(6)	15	4%
Segment EBITDA	110	108	(3)	5	5%
Segment EBITDA margin	27.6%	27.6%
Inter-segment revenue elimination	(17)	(19)	1	1	3%
Unallocated Costs	(286)	1	5	(292)	*
Combined totals
Net revenue	$4,828	$3,998	$(84)	$914	23%
EBITDA from operations	$1,106	$1,114	$(26)	$18	2%
(2) SOT Segment EBITDA and Segment EBITDA margin for the fiscal year ended June 30, 2022 includes a one-time non-cash inventory fair value adjustment for $7 million associated with our Bettera acquisition.

Biologics segment	2022 vs. 2021		2022 vs. 2021
Year-Over-Year Change	Three Months Ended June 30,		Fiscal Year Ended June 30,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	14%	23%	34%	35%
Impact of acquisitions	—%	(1)%	—%	(1)%
Constant-currency change	14%	22%	34%	34%
Foreign exchange translation impact on reporting	(3)%	(5)%	(2)%	(2)%
Total % change	11%	17%	32%	32%

Softgel and Oral Technologies segment	2022 vs. 2021		2022 vs. 2021
Year-Over-Year Change	Three Months Ended June 30,		Fiscal Year Ended June 30,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	4%	(4)%	10%	12%
Impact of acquisitions (3)	18%	13%	16%	15%
Constant-currency change	22%	9%	26%	27%
Foreign currency translation impact on reporting	(6)%	(5)%	(3)%	(4)%
Total % change	16%	4%	23%	23%
(3) Segment EBITDA for the fiscal year ended June 30, 2022 includes a one-time non-cash inventory fair value adjustment for $7 million associated with our Bettera acquisition.

Oral and Specialty Delivery segment	2022 vs. 2021		2022 vs. 2021
Year-Over-Year Change	Three Months Ended June 30,		Fiscal Year Ended June 30,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	11%	27%	6%	43%
Impact of acquisitions	—%	—%	1%	(7)%
Impact of divestitures	—%	—%	(10)%	(12)%
Constant-currency change	11%	27%	(3)%	24%
Foreign currency translation impact on reporting	(6)%	(11)%	(2)%	(4)%
Total % change	5%	16%	(5)%	20%

Clinical Supply Services segment	2022 vs. 2021		2022 vs. 2021
Year-Over-Year Change	Three Months Ended June 30,		Fiscal Year Ended June 30,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	4%	(2)%	4%	5%
Constant-currency change	4%	(2)%	4%	5%
Foreign currency translation impact on reporting	(5)%	(8)%	(2)%	(3)%
Total % change	(1)%	(10)%	2%	2%

Segment Net Revenue as a % of Total Net Revenue

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Biologics	51%	55%	52%	53%	50%
Softgel and Oral Technologies	26%	25%	27%	24%	25%
Oral and Specialty Delivery	15%	12%	13%	14%	16%
Clinical Supply Services	8%	8%	8%	9%	9%
Net Revenue	100%	100%	100%	100%	100%
Balance Sheet and Liquidity
As of June 30, 2022, Catalent had $4.20 billion in total debt, and $3.66 billion in total debt net of cash, cash equivalents, and marketable securities, compared to $4.19 billion in total net debt as of March 31, 2022. The current debt structure does not include any significant maturity until 2027.

Catalent’s net leverage ratio(1) as of June 30, 2022 was 2.9x, compared to 2.6x at March 31, 2022 and 2.2x at June 30, 2021.
Fiscal Year 2023 Outlook

FY'23 Initial Full Year Guidance
Net revenue	$4,975 million - $5,225 million
Adjusted EBITDA	$1,310 million - $1,390 million
Adjusted net income	$660 million - $730 million
Weighted average shares outstanding - diluted	181 million - 183 million
Board Member Appointment
On August 24, 2022, Karen Flynn was elected as the newest member of the Company’s Board of Directors, effective September 15, 2022. The Board of Directors will increase to 14 members to accommodate her appointment.
Ms. Flynn retired in June 2022 as our Senior Vice President & Chief Commercial Officer, a position she had held since 2021. She joined the company as President, Biologics and Chief Commercial Officer in 2020. Prior to joining Catalent, she served as the Senior Vice President and Chief Commercial Officer of West Pharmaceutical Services, Inc. from 2016 to 2019, having previously served as that company’s President, Pharmaceutical Packaging Systems since 2014. Ms. Flynn is also a director of Quanterix Corporation and serves in the Hesburgh Women of Impact mentorship program for the University of Notre Dame. She has previously served on the Chester County Economic Development Council Board of Directors, the Downingtown STEM Academy Advisory Board, and on the Board of Directors for Recro Pharmaceuticals. Ms. Flynn holds a Master of Science in Business Administration from Boston University, a Master of Science in Engineering from the University of Pennsylvania, and a Bachelor of Science in Pre-Professional Studies (Pre-Med) from the University of Notre Dame.

Mr. Maselli commented, “We are delighted to be able to continue Karen’s involvement with Catalent. Until her retirement, she was an effective and insightful leader at the company, and we believe that experience and perspective will make her a successful member of our Board.”

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT), an S&P 500® company, is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world.

With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is the industry’s preferred partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,000 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply over 80 billion doses of nearly 8,000 products to over 1,000 customers annually.

Catalent’s expert workforce exceeds 19,000, including more than 2,500 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated nearly $5 billion in revenue in its 2022 fiscal year. For more information, visit www.catalent.com.
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.
Non-GAAP Financial Measures

Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA
Management measures operating performance based on consolidated earnings from operations before interest expense, expense (benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.
Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.
In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of Catalent's ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.
Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income) expense, impairments, restructuring costs, interest expense, income tax expense (benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Management also measures operating performance based on Adjusted Net Income and Adjusted Net Income per share. Adjusted Net Income is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income and Adjusted Net Income per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. Catalent defines Adjusted Net Income as net earnings adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income and Adjusted Net Income per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income may not be the same as similarly titled measures used by other companies.

The most directly comparable U.S. GAAP measure to EBITDA from operations, Adjusted EBITDA, and Adjusted Net Income is net earnings. Included in this release is a reconciliation of net earnings to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income.
Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S. GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.
Use of Constant Currency
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
Forward-Looking Statements
This release contains both historical and forward-looking statements. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “predict,” “hope,” “foresee,” “likely,” “may,” “could,” “target,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the current or future effects of the COVID-19 pandemic or any global health developments on Catalent's or its customers' or suppliers' businesses; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisition or other transaction that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health, and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; and exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed August 29, 2022. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended June 30,		FX Impact	Constant Currency Increase (Decrease)
	2022	2021		Change $	Change %
Net revenue	$1,313	$1,188	$(54)	$179	15%
Cost of sales	825	749	(29)	105	14%
Gross margin	488	439	(25)	74	17%
Selling, general, and administrative expenses	226	184	(4)	46	26%
Loss on sale of subsidiary	—	2	—	(2)	*
Other operating expense	16	2	—	14	485%
Operating earnings	246	251	(21)	16	6%
Interest expense, net	32	32	(1)	1	1%
Other expense (income), net	3	(2)	(3)	8	(328)%
Earnings before income taxes	211	221	(17)	7	3%
Income tax expense	23	39	(5)	(11)	(28)%
Net earnings	$188	$182	$(12)	$18	10%
Less: Net earnings attributable to preferred shareholders	—	(15)
Net earnings attributable to common shareholders	$188	$167

Weighted average shares outstanding - basic	180	171
Weighted average shares outstanding - diluted	181	172

Earnings per share:
Basic
Net earnings	$1.04	$0.98
Diluted
Net earnings	$1.04	$0.97

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Fiscal Year Ended June 30,		FX impact	Constant Currency Increase (Decrease)
	2022	2021		Change $	Change %
Net revenue	$4,828	$3,998	$(84)	$914	23%
Cost of sales	3,188	2,646	(48)	590	22%
Gross margin	1,640	1,352	(36)	324	24%
Selling, general and administrative expenses	844	687	(6)	163	24%
Gain on sale of subsidiary	(1)	(182)	—	181	(99)%
Other operating expense	41	19	(1)	23	110%
Operating earnings	756	828	(29)	(43)	(5)%
Interest expense, net	123	110	(1)	14	12%
Other expense, net	28	3	(7)	32	1227%
Earnings before taxes	605	715	(21)	(89)	(12)%
Income tax expense	86	130	(6)	(38)	(30)%
Net earnings	$519	$585	$(15)	$(51)	(9)%
Less: Net earnings attributable to preferred shareholders	(16)	(56)
Net earnings attributable to common shareholders	$503	$529

Weighted average shares outstanding - basic	176	168
Weighted average shares outstanding - diluted	178	170

Earnings per share:
Basic
Net earnings	$2.85	$3.15
Diluted
Net earnings	$2.84	$3.11

Catalent, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	June 30, 2022	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$449	$896
Trade receivables, net	1,051	1,012
Inventories	702	563
Prepaid expenses and other	625	376
Marketable securities	89	71
Total current assets	2,916	2,918
Property, plant, and equipment, net	3,127	2,524
Other non-current assets, including intangible assets	4,464	3,670
Total assets	$10,507	$9,112

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$31	$75
Accounts payable	421	385
Other accrued liabilities	620	736
Total current liabilities	1,072	1,196
Long-term obligations, less current portion	4,171	3,166
Other non-current liabilities	469	476
Redeemable preferred stock	—	359
Total shareholders' equity	4,795	3,915
Total liabilities, redeemable preferred stock, and shareholders' equity	$10,507	$9,112

Catalent, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Fiscal Year Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$439	$433
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(660)	(686)
Purchases of marketable securities	(20)	(72)
(Settlement on) proceeds from sale of subsidiaries, net	(3)	287
Payment for acquisitions, net of cash acquired	(1,199)	(147)
Payments for investments	(2)	(31)
Net cash used in investing activities	(1,884)	(649)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing, net	1,100	166
Payments related to long-term obligations	(78)	(67)
Financing fees paid	(15)	(19)
Dividends paid	(4)	(22)
Proceeds from sale of common stock, net	—	82
Cash paid, in lieu of equity, for tax withholding obligations	(10)	(46)
Exercise of stock options	26	38
Other financing activities	12	10
Net cash provided by financing activities	1,031	142
Effect of foreign currency exchange on cash and cash equivalents	(33)	17
NET DECREASE IN CASH AND CASH EQUIVALENTS	(447)	(57)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	896	953
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$449	$896

Catalent, Inc.
Reconciliation of Net Earnings to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Three months ended
	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
Net earnings	$182	$93	$97	$141	$188
Interest expense, net	32	26	32	33	32
Income tax expense	39	10	18	35	23
Depreciation and amortization	73	81	98	99	100
EBITDA from operations	326	210	245	308	343
Stock-based compensation	13	21	11	10	12
Impairment charges and gain/loss on sale of assets	1	3	16	2	10
Financing-related expenses	1	4	—	—	—
Restructuring costs	1	1	1	3	5
Acquisition, integration, and other special items	7	7	22	9	8
Loss (gain) on sale of subsidiary	2	(1)	—	—	—
Foreign exchange (gain) loss	(2)	9	15	1	6
Inventory fair value step-up charges	—	—	—	7	—
Other adjustments	(1)	(2)	—	(1)	—
Adjusted EBITDA	$348	$252	$310	$339	$384
Favorable (unfavorable) FX impact					(19)
Adjusted EBITDA at constant currency					$403

* Refer to Catalent's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc.
Reconciliation of Net Earnings to Adjusted Net Income*
(Unaudited; dollars in millions, except per share data)

	Three months ended
	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
Net earnings	$182	$93	$97	$141	$188
Amortization (1)	24	23	34	33	33
Stock-based compensation	13	21	11	10	12
Impairment charges and gain/loss on sale of assets (2)	1	3	16	2	10
Financing-related expenses	1	4	—	—	—
Restructuring costs	1	1	1	3	5
Acquisition, integration, and other special items	7	7	22	9	8
Loss (gain) on sale of subsidiary (3)	2	(1)	—	—	—
Foreign exchange (gain) loss	(2)	9	15	1	6
Inventory fair value step-up charges (4)	—	—	—	7	—
Other adjustments (5)	(1)	(2)	—	(1)	(1)
Estimated tax effect of adjustments (6)	40	(15)	(24)	(15)	(18)
Discrete income tax benefit items (7)	(59)	(15)	(9)	(2)	(28)
Adjusted net income (ANI)	$209	$128	$163	$188	$215

Weighted average shares outstanding - basic	171				180
Weighted average shares outstanding - diluted	172				181

Earnings per share:
Net earnings per share - basic	$0.98				$1.04
Net earnings per share - diluted	$0.97				$1.04

ANI per share:
ANI per share - basic	$1.22				$1.20
ANI per share - diluted (8)	$1.16				$1.19

* Refer to Catalent's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1)    Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)    For the three months ended June 30, 2022, represents fixed asset impairment charges primarily associated with obsolete equipment in our Biologics platform. For the three months ended December 31, 2021, represents $16 million in fixed asset impairment charges primarily associated with a product that we no longer manufacture in our Oral and Specialty Delivery segment.

(3)    Represents the (gain) loss on sale of subsidiary associated with the 2021 divestiture of Catalent's former blow-fill-seal business.

(4)    Represents a one-time non-cash inventory fair value adjustment of $7 million recorded in connection with the Bettera acquisition.

(5)    Represents unrealized gains related to the fair value of the derivative liability associated with Catalent's formerly outstanding Series A convertible preferred stock.

(6)    The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(7)    Discrete period income tax expense (benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(8)    For the three months ended June 30, 2022, represents Adjusted Net Income divided by the weighted average sum of (a) the number of shares of common stock outstanding, plus (b) the number of shares of Common Stock that would be issued assuming exercise or vesting of all potentially dilutive instruments. For the three months ended June 30, 2021, represents Adjusted Net Income divided by the weighted average sum of (a) the number of shares of common stock outstanding, plus (b) the number of shares of common stock that would be issued assuming exercise or vesting of all potentially dilutive instruments, plus (c) the number of shares of common stock equivalent to the shares of Series A Preferred Stock outstanding under the "if-converted" method. For the three months ended June 30, 2022 and 2021, the weighted average was 181 million and 180 million, respectively.

Catalent, Inc.
Reconciliation of Segment EBITDA to Net Earnings
(Unaudited; dollars in millions, except per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Biologics	$219	$186	$798	$608
Softgel and Oral Technologies	98	94	292	237
Oral and Specialty Delivery	74	63	192	160
Clinical Supply Services	27	31	110	108
Sub-Total	$418	$374	$1,392	$1,113
Reconciling items to net earnings
Unallocated costs (1)	(75)	(48)	(286)	1
Depreciation and amortization	(100)	(73)	(378)	(289)
Interest expense, net	(32)	(32)	(123)	(110)
Income tax expense	(23)	(39)	(86)	(130)
Net earnings	$188	$182	$519	$585
(1) Unallocated costs include restructuring and special items, stock-based compensation, impairment charges, gain/loss on sale of subsidiary, certain other corporate directed costs, and other costs that are not allocated to the segments.

Catalent, Inc.
Calculation of Net Leverage Ratio
(Unaudited; dollars in millions)

	June 30, 2021	September 30, 2021 Pro Forma (1)	December 31, 2021	March 31, 2022	June 30, 2022
Total Secured Debt	$989	$1,435	$1,431	$1,428	$1,424
Total Unsecured Debt	2,252	2,869	2,789	2,758	2,778
Total Debt	3,241	4,304	4,220	4,186	4,202
Cash and Cash Equivalents	896	971	849	786	449
Marketable Securities	71	50	66	94	89
Total Net Debt	2,274	3,283	3,305	3,306	3,664
Adjusted EBITDA
Q1 2021	174
Q2 2021	224	224
Q3 2021	274	274	274
Q4 2021	348	348	348	348
Q1 2022		252	252	252	252
Q2 2022			310	310	310
Q3 2022				339	339
Q4 2022					384
LTM Adjusted EBITDA	$1,020	$1,098	$1,184	$1,249	$1,285
Net Sr. Secured Debt / Adj. EBITDA	0.0x	0.4x	0.4x	0.4x	0.7x
Net Debt / Adj. EBITDA	2.2x	3.0x	2.8x	2.6x	2.9x
(1) Assumes Bettera acquisition closed on September 30, 2021.